UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2024

Finward Bancorp
(Exact name of registrant as specified in its charter)

Indiana	001-40999	35-1927981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9204 Columbia Avenue Munster, Indiana	46321
(Address of principal executive offices)	(Zip Code)

(219) 836-4400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	FNWD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2024, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Finward Bancorp (the “Bancorp”), in its capacity as the Administrator of the Finward Bancorp Executive Change in Control Severance Plan (the “Severance Plan”), approved Benjamin L. Schmitt, the Senior Vice President, Chief Financial Officer and Treasurer of the Bancorp, to become an eligible participant in the Severance Plan.  In accordance with the terms of the Severance Plan, Mr. Schmitt was recommended by the Bancorp’s Chief Executive Officer to become an eligible participant, and, acting upon such recommendation, the Committee approved Mr. Schmitt’s participation.  The Committee also waived the three-year employment requirement for participation eligibility set forth in the Severance Plan with respect to Mr. Schmitt.  Neither the Bancorp nor its wholly-owned commercial bank subsidiary, Peoples Bank (the “Bank”), has a separate written agreement with Mr. Schmitt providing for the payment of severance or other compensation following a change in control.

The purpose of the Severance Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any change in control of the Bancorp or the Bank.  Under the terms of the Severance Plan, the Bancorp will provide Mr. Schmitt with the payments and benefits set forth in the Severance Plan if (i) his employment is terminated by the Bancorp or the Bank (or any successor) without Cause (as such term is defined in the Severance Plan) during the period beginning on the first occurrence of a Change in Control (as such term is defined in the Severance Plan) and lasting through the earlier of Mr. Schmitt’s death, or the 18-month anniversary of the occurrence of the Change in Control (such period, the “Covered Period”); or (ii) both (A) an event of Good Reason (as such term is defined in the Severance Plan) occurs during the Covered Period, and (B) Mr. Schmitt terminates his employment with the Bancorp or the Bank (or any successor) for such event of Good Reason within 60 calendar days following the date the participant provides notice of Good Reason to the Bancorp (or successor) and after the Bancorp (or successor) has had an opportunity to cure such Good Reason.

The payments and benefits to Mr. Schmitt under the Severance Plan will include: (i) a cash severance payment equal to one times the sum of (A) Mr. Schmitt’s base salary in effect on the date of termination, or, if greater, in effect on the date of the Change in Control, plus (B) the greater of the actual annual cash bonus received by Mr. Schmitt for the calendar year immediately preceding the calendar year in which termination occurs or the annual cash bonus that Mr. Schmitt would have earned for the entire calendar year in which the termination occurs, at target level; (ii) a lump sum amount equal to 100% of the aggregate annual COBRA premium amounts (based on COBRA rates then in effect) for the medical and dental coverage that was being provided to Mr. Schmitt and his spouse and eligible dependents as of the date of termination; and (iii) a lump sum amount equal to 100% of the annual premiums paid by the Bancorp in respect of the life insurance coverage provided for an active employee similarly situated to Mr. Schmitt (based upon coverage and rates in effect on the date of Mr. Schmitt’s termination).

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Severance Plan attached as Exhibit 10.1 to the Bancorp’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, which was filed with the Securities and Exchange Commission on October 29, 2019, which is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are being furnished with this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Finward Bancorp Executive Change in Control Severance Plan (incorporated herein by reference to Exhibit 10.1 of the Bancorp’s Form 10-Q filed on October 29, 2019).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Finward Bancorp
Date: August 13, 2024

	By:	/s/ Benjamin J. Bochnowski
Printed Name: Benjamin J. Bochnowski
Title: President and Chief Executive Officer